News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FIRST QUARTER RESULTS

NASHVILLE, Tenn. (May 20, 2011) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13 weeks ended April 30, 2011.

Net sales for the 13 weeks ended April 30, 2011, were $94.4 million compared with $93.5 million for the prior-year quarter. Comparable store sales for the first quarter of fiscal 2011 decreased 8.4% compared with a 12.6% increase in the prior-year quarter. The Company opened 3 stores and closed 10 stores during the first quarter of 2011, bringing the total number of stores to 293 as of quarter’s end.

The Company reported net income of $3.2 million, or $0.15 per diluted share, for the first quarter of fiscal 2011 compared with net income of $6.5 million, or $0.32 per diluted share, for the first quarter of fiscal 2010.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “The first quarter was what we thought it would be – productive, but a tough comparison to our best first quarter as a public company, a more promotional environment, and higher freight costs weighing on merchandise margin. We continue to position the company for a stronger second half of the year with emphasis on improvement in some of our key merchandising categories while managing through an environment of higher sourcing and input costs. Our strong cash flow and balance sheet cash position give us the flexibility to invest in new information systems and new store growth as well as actively evaluate other potential uses of cash to improve shareholder value.”

Fiscal 2011 Performance Goals

Store Growth:
At quarter end, the Company had 293 stores compared with 300 at the beginning of 2011 and 281 at the end of the prior-year
period. For fiscal 2011, the Company now expects to open
approximately 20 net new stores, representing square footage growth of slightly more than 10%. New store activity will be heavily weighted toward the second half of the year. Store
closings will typically coincide with replacement store
openings.

Sales:
The Company expects total sales for fiscal 2011 to increase in the range of 6% to 8% compared with fiscal 2010. This level of sales growth would imply low-single-digit negative comparable store sales for the fiscal year.

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports First Quarter Results

May 20, 2011

Margins:
Based on the current outlook, the Company expects operating
margin in fiscal 2011 to be below that of fiscal 2010 due to an anticipated increase in sourcing and transportation costs and deleverage on the fixed components of operating expenses due to low-single-digit negative comparable store sales.

Earnings:
Based on the above assumptions, the Company would expect
earnings per share for fiscal 2011 to be $0.95 to $1.05 per
diluted share. The current assumption for the effective tax
rate is in the range of 38.5% for fiscal 2011.

Cash Flow:
The Company expects to fully fund its new store growth and
technology improvements through cash generated from operations.
Capital expenditures are estimated to range between $23 million and $26 million for fiscal 2011.

Second Quarter Fiscal 2011 Outlook

The Company issued guidance for the second quarter ending July 30, 2011, of net income of $0.01 to $0.05 per diluted share, compared with $0.16 per diluted share a year ago. Net sales are expected to be $92 million to $94 million, with a comparable store sales decrease in the mid-single-digit range, compared with net sales of $89.5 million and a comparable store sales increase of 1.0% in the prior-year period. The Company expects to open approximately 8 to 10 stores during the quarter, and close approximately 5 stores during the quarter.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the first quarter of fiscal 2011. The number to call for the interactive teleconference is (212) 231-2921. A replay of the conference call will be available through Friday, May 27, 2011, by dialing (402) 977-9140 and entering the confirmation number, 21520608.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=79167 on May 20, 2011, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 292 stores in 30 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2011. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter Results

May 20, 2011

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13 Week Period Ended
	April 30,	May 1,
	2011	2010
Net sales	$94,403	$93,465
Cost of sales	56,315	52,829

Gross profit	38,088	40,636
Operating expenses:
Operating expenses	29,681	26,656
Depreciation	3,241	3,027

Operating income	5,166	10,953
Other (income) expense, net	37	(24)

Income before income taxes	5,129	10,977
Income tax expense	1,959	4,459

Net income	$3,170	$6,518

Earnings per share:
Basic	$0.16	$0.33

Diluted	$0.15	$0.32

Shares used to calculate earnings per share:
Basic	19,915	19,775

Diluted	20,660	20,607

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KIRK Reports First Quarter Results

May 20, 2011

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	April 30, 2011	January 29, 2011	May 1, 2010
ASSETS
Current assets:
Cash and cash equivalents	$90,254	$91,222	$73,576
Inventories, net	44,620	44,452	38,325
Deferred income taxes	3,571	3,528	3,558
Other current assets	6,810	7,468	5,828

Total current assets	145,255	146,670	121,287
Property and equipment, net	46,013	46,231	36,466
Non-current deferred income taxes	1,456	1,440	4,397
Other assets	879	736	660

Total assets	$193,603	$195,077	$162,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,824	$20,236	$15,692
Income taxes payable	601	1,289	3,570
Other current liabilities	20,287	24,364	20,624

Total current liabilities	40,712	45,889	39,886
Deferred rent and other long-term liabilities	30,615	30,899	27,470

Total liabilities	71,327	76,788	67,356

Net shareholders’ equity	122,276	118,289	95,454

Total liabilities and shareholders’ equity	$193,603	$195,077	$162,810

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KIRK Reports First Quarter Results

May 20, 2011

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	13 Week Period Ended
	April 30, 2011	May 1, 2010
Net cash provided by (used in):
Operating activities	$2,060	$(80)
Investing activities	(3,096)	(2,827)
Financing activities	68	71

Cash and cash equivalents:
Net decrease	(968)	(2,836)
Beginning of period	91,222	76,412

End of period	$90,254	$73,576

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